CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of PENN Capital Funds Trust and to the use of our report dated October 28, 2022 on the financial statements and financial highlights of the Penn Capital Floating Rate Income Fund, Penn Capital Mid Cap Core Fund, Penn Capital Opportunistic High Income Fund, Penn Capital Short Duration High Income Fund, and Penn Capital Special Situations Small Cap Equity Fund, each a series of Penn Capital Funds Trust. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 21, 2022